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                                                                    EXHIBIT 3.3
                           THE MEN'S WEARHOUSE, INC.

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CERTIFICATE OF DESIGNATION, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF A
SERIES OF PREFERRED STOCK BY RESOLUTION OF THE BOARD OF DIRECTORS PROVIDING FOR AN ISSUE OF ONE (1) SHARE OF PREFERRED STOCK DESIGNATED SERIES A SPECIAL VOTING PREFERRED STOCK.
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         The Men's Wearhouse, Inc., a Texas Corporation (the "Company"),
pursuant to Article 2.13 of the Texas Business Corporation Act ("TBCA"), does hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Company by the Restated Articles of Incorporation of the Company, the Board of Directors, at a meeting thereof duly called and held on September 15, 1998 at which meeting a quorum was present and acting throughout, duly adopted the following resolutions providing for the issue of one (1) share of Preferred Stock hereinafter referred to, and further providing with respect to such issue the designation, preferences, limitations, and relative rights thereof, as are hereinafter set forth, in addition to those set forth in said Restated Articles of Incorporation:

         RESOLVED, that pursuant to Article Four of the Restated Articles of Incorporation of the Company, which authorizes the Company to issue up to 2,000,000 shares of Preferred Stock, par value $.01 per share, the Board of Directors hereby provides for the issue of a series of up to one (1) share of Preferred Stock designated "Series A Special Voting Preferred Stock", and the stated value of this Series shall be $.01 per share; and

         RESOLVED, that the preferences, limitations, and relative rights of the one (1) share of the Series A Special Voting Preferred Stock shall be as follows:

         1.       Voting Rights

         The holder of the outstanding share of this Series shall be entitled to vote, with the Common Stock and any other capital stock voting with the Common Stock, with respect to all matters for which a vote of the holders of Common Stock is taken. The holder of the outstanding share of this Series shall be entitled to that number of votes as are equal to the number of Exchangeable Shares issued by Moores Retail Group Inc. ("MG") pursuant to a Combination Agreement dated as of November 18, 1998, by and between the Company, Golden Moores Company, MG and the Shareholders of MG, that are outstanding on the record date set for the voting of Common Stock. The record date for the holder of the outstanding share of this Series, whether at an annual or special meeting of shareholders or by unanimous written consent, shall be the same date as the record date established for the Common Stock.

         2.       Dividends

         The share of this Series shall have no rights as to payment of dividends.


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         3.       Liquidation

         In the event of any complete liquidation, dissolution or winding-up of the Company, the share of this Series shall have a liquidation value of $.01 and shall rank junior to all other Preferred Stock and senior to all Common Stock as to the distribution of assets.

         4.       Conversion.

         The share of this Series shall have no conversion rights.

         5. Definitions. For the purposes hereof, the following terms shall have the following respective meanings:

         "Common Stock" means shares now or hereafter issued of the class of Common Stock, $0.01 par value, presently authorized by the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Preferred Stock" means the shares now or hereafter issued of the class of Preferred Stock, $.01 par value, presently authorized by the Company.

         IN WITNESS WHEREOF, The Men's Wearhouse, Inc. has caused this Certificate to be signed by a duly authorized officer, this 18th day of January, 1999.


                                       THE MEN'S WEARHOUSE, INC.



                                       By:           /s/ GARY CKODRE
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                                                        Gary Ckodre
                                                Vice President-Finance and
                                                  Principal Financial and
                                                     Accounting Officer



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